EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 258 to Registration Statement No. 002-90946 on Form N-1A of our reports dated December 21, 2015 relating to the financial statements and financial highlights of the Eaton Vance Income Fund of Boston, one of the funds constituting Eaton Vance Series Trust II (the “Trust”), and Boston Income Portfolio, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2016